Exhibit 99.1
For Immediate Release – January 31, 2008
Telular Corporation Reports Solid First Quarter 2008 Results
CHICAGO, IL USA–Telular Corporation (NASDAQ: WRLS)
Telular Corporation reported revenue from continuing operations of $19.7 million for the first quarter ended December 31, 2007, up 34% over the $14.8 million reported in the same period last year and $26.4 million reported in the fourth quarter of 2007. The Company reported first quarter income from continuing operations of $2.2 million or $0.11 per share, as compared to $0.2 million or $0.01 per share reported in the same period last year and $3.7 million reported in the fourth quarter of 2007.
First quarter 2008 Telguard® products and service revenues increased 28% to $15.5 million from $12.1 million reported in the same period last year. Telguard product revenues increased 21% over the prior year period to $10.1 million. Telguard service revenues grew 44% from the prior year period to $5.4 million and increased 11% on a sequential basis. In the first quarter of 2008, Telular sold over 54,000 Telguard units and activated over 73,000 Telguard units. The Company is still projecting to end fiscal 2008 with over 500,000 Telguard subscribers. In the first quarter of 2008, terminal sales increased 58% over the prior year period to $4.2 million, as the company continued to experience strong demand in North America and South America.
“Our Telguard business continues to benefit from the impending “sunset” of analog cellular networks, with strong demand expected to continue over the next couple quarters,” stated Joe Beatty, president and chief executive officer of Telular Corporation. “We are focused on extending Telguard products and services into Mexico, as well as targeting additional developing countries, to capture new market opportunities and key areas of growth.”
“As the new CEO of Telular, I am excited about the Company’s history of innovation and leading market position which we will leverage to both diversify our profit streams and drive more rapid, top-line growth,” said Beatty. “At the same time, we are focused on achieving high gross margins, improving operating performance and delivering consistent profitability. Looking ahead, we expect our continuing operations to remain profitable and believe that we are well positioned for long-term growth.”
The Company also announced today that while it is still marketing the fixed cellular phone business for sale, the process has not yet yielded a buyer. Telular will continue to operate the unit in order to sell the remaining inventory and service customers until a buyer is found.

Investor Conference Call
Telular’s quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 800-219-6110 (International dial 303-262-2137). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations).
About Telular
Telular Corporation is a leader in the design and manufacturing of wireless products. Telular’s proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. The Company’s product lines incorporate the latest CDMA and GSM cellular standards and are marketed worldwide. Headquartered in Chicago, Illinois, Telular has regional sales offices in Atlanta and Miami. For further company information, visit Telular at http://www.telular.com.
Source: Telular Corporation
Contact: Brinlea Johnson
The Blueshirt Group
Investor Relations for Telular Corporation
Phone: 415-489-2189
E-mail: brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2006. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	December 31,	September 30,
	2007	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$9,582	$10,254
Restricted cash	71	340
Trade receivables, net	16,886	19,723
Inventories, net	8,889	3,500
Prepaid expenses and other current assets	418	108
Assets of discontinued operations	15,093	17,959

Total current assets	50,939	51,884

Property and equipment, net	1,289	1,391
Other assets	2,277	2,333

Total assets	$54,505	$55,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,890	$17,242
Total stockholders’ equity *	42,615	38,366

Total liabilities and stockholders’ equity	$54,505	$55,608

*	At December 31, 2007, 19,184,010 shares were outstanding
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Net cash provided from (used in) continuing operations:
Net cash used in operating activities	$(3,893)	$(158)
Net cash provided from (used in) investing activities	181	(130)
Net cash provided by financing activities	2,090	193

	(1,622)	(95)

Net cash provided from discontinued operations	950	1,130

Net increase (decrease) in cash and cash equivalents	$(672)	$1,035

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended December 31,
	2007	2006
Revenues
Net product sales	$14,330	$11,013
Service revenue	5,396	3,750

Total revenue	19,726	14,763

Cost of Sales
Net product cost of sales	9,783	7,620
Service cost of sales	2,896	2,138

Total cost of sales	12,679	9,758

Gross margin	7,047	5,005

Operating Expenses
Engineering and development expenses	1,367	1,651
Selling and marketing expenses	1,546	1,602
General and administrative expenses	1,894	1,468

Total operating expenses	4,807	4,721

Income from operations	2,240	284
Other income (expense), net	7	(36)

Income from continuing operations before income taxes	2,247	248
Provision for income taxes	—	—

Income from continuing operations	2,247	248
Loss from discontinued operations	(565)	(2,327)

Net income (loss)	$1,682	$(2,079)

Net income (loss) per common share:
Basic
Continuing operations	$0.12	$0.01
Discontinued operations	(0.03)	(0.13)

Net income (loss)	$0.09	$(0.12)

Diluted
Continuing operations	$0.11	$0.01
Discontinued operations	(0.03)	(0.13)

Net income (loss)	$0.08	$(0.12)

Weighted average number of common shares outstanding:
Basic	18,964,356	18,069,472
Diluted	20,197,403	18,069,472